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Exhibit 21.1

GENOMIC HEALTH, INC.

SUBSIDIARIES

Genomic Health International Sarl—100% owned by Genomic Health, Inc.

Genomic Health International Holdings, LLC—100% owned by Genomic Heath, Inc.

Oncotype Laboratories, Inc. (inactive)—100% owned by Genomic Health, Inc.

Genomic Health UK, Ltd—100% owned by Genomic Health International Holdings, LLC

Genomic Health Deutschland GmbH—100% owned by Genomic Health International Holdings, LLC

0928680 B.C. Ltd (dba Genomic Health Canada)—100% owned by Genomic Health International Holdings, LLC

Genomic Health France SAS—100% owned by Genomic Health International Holdings, LLC

Oncotype Laboratory Private Limited—100% owned by Genomic Health International Holdings, LLC

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  Exhibit 21.1
GENOMIC HEALTH, INC. SUBSIDIARIES